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                                   EXHIBIT 12

                           FINOVA CAPITAL CORPORATION.
            COMPUTATION OF RATIO OF (LOSSES) INCOME TO FIXED CHARGES
                             (Dollars in Thousands)


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                                                                                 Three Months Ended
                                                                                      March 31,
                                                                         -------------------------------
                                                                              2001               2000
                                                                         -------------------------------
(Loss) income from continuing operations before income taxes                 $(46,729)          $ 80,086
Add fixed charges:
  Interest expense                                                            172,550            141,815
  One-third rentals                                                             1,123              1,270
                                                                         -------------------------------
    Total fixed charges                                                       173,673            143,085
                                                                         -------------------------------
(Loss) income from continuing operations as adjusted                         $126,944           $223,171
                                                                         -------------------------------
Ratio of (loss) income from continuing operations  to fixed charges              0.73               1.56
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